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                                                                   EXHIBIT 10.45

                                 SEVERANCE PLAN

   This Severance Plan as described below will be effective from and after the date of the closing of the merger (the "Closing Date") of Western Wireless Corporation (the "Company") and ALLTEL Corporation (the "Merger") and is applicable in the event of a Participant's "Qualifying Termination" (as defined below) during the 2-year period immediately following the Closing Date of the Merger. This Severance Plan shall be of no force and effect in the event that the Merger is not consummated.

1. Full-time and part-time employees of the Company and its subsidiaries as of January 10, 2005, and any full-time and part-time employees who received and accepted an offer of employment with the Company prior to January 10, 2005, in each case who are employed as of the Closing Date ("Participants"), shall be eligible for the Severance Plan. Individuals whose employment terminates prior to the Closing Date will not be eligible for severance under this Severance Plan. For the purposes of this Severance Plan, employment with a subsidiary or affiliate of the Company (including, following the Closing Date, ALLTEL Corporation or one of its subsidiaries) shall be deemed to be employment with the Company.

2. Participants who immediately prior to the Closing Date (or at the time of the Qualifying Termination) are at position levels of Senior Vice President and above, will receive as severance pay at the next payroll period following a Qualifying Termination, a lump sum cash severance payment equal to the sum of
   (i) the Participant's annual salary in effect immediately prior to the date of the Participant's Qualifying Termination (the "Termination Date"), and
   (ii) the Participant's Target Bonus (as defined below) in effect for the fiscal year of the Qualifying Termination.

3. All other Participants will receive as severance pay at the next payroll period following a Qualifying Termination an amount equal to the greater of

   (a) the product of (i) the Participant's Monthly Compensation (as defined below) and (ii) the Participant's years of service and portions thereof with the Company, not to exceed twelve (12) years of service (by way of example, a Participant with 4 years and 3 months service with the Company shall receive severance pay in an amount equal to the product of the Participant's Monthly Compensation and 4.25); or

   (b) three (3) times the Participant's Monthly Compensation.

4. A Qualifying Termination shall occur upon a Participant's termination by the Company without Cause or as a result of death or disability, or by the Participant for Good Reason during the 2-year period immediately following the Closing Date.

5. Definitions:

      (a) "Cause" shall mean (i) a Participant's gross neglect or willful material breach of the Participant's principal employment responsibilities or duties, (ii) a final judicial adjudication that a Participant is guilty of a felony, (iii) fraudulent conduct as determined by a court of competent jurisdiction in the course of a Participant's

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          employment with the Company, (iv) the unreasonable refusal by a
          Participant to perform the responsibilities or duties of the Participant's position in any material respect, or (v) the material breach by a Participant of any other term or condition of the Participant's employment with the Company, which, in the case of clauses (i), (iv) and (v) of this paragraph, continues uncured for a period of thirty (30) days after the Participant receives written notice thereof from the Company.

      (b) "Good Reason" shall mean, without the Participant's express written consent, (i) failure of the Company to pay, or reduction by the Company of, a Participant's total annual compensation (annual base salary plus Target Bonus), as reflected in the Company's payroll records for the Participant's last pay period immediately prior to the Closing Date; or (ii) the relocation of the principal place of a Participant's employment to a location that is more than 50 miles further from the Participant's principal residence than such principal place of employment immediately prior to the Closing Date.

      (c) "Monthly Compensation" means one twelfth (1/12) of the sum of a Participant's (i) annual base salary as in effect immediately prior to the Termination Date; and (ii) Target Bonus, if any, in effect for the fiscal year of the Qualifying Termination. Monthly Compensation for Participants who are part-time employees shall not exceed 50% of the Monthly Compensation of a similarly-situated regular full-time employee. Monthly Compensation shall not include monthly auto allowance, if any.

      (d) "Target Bonus" means 100% of the Participant's target bonus for the applicable fiscal year. In the case of a Participant on a sales commission plan, it means 100% of the Participant's total annual target commission (the product of the Participant's monthly target commission and 12) for the applicable fiscal year. In either case, if the Qualifying Termination occurs prior to the determination of such Target Bonus for the fiscal year of the Qualifying Termination, such Target Bonus shall be the Target Bonus for the prior fiscal year. Target Bonus shall not include any amounts payable under the Company's 2005 Team Performance Bonus Plan.

6. Participants who (a) voluntarily resign, (b) are terminated for Cause; or (c) resign after being offered a comparable position with the Company (i) at the same location; and (ii) with an annual base salary and Target Bonus, as applicable, the total of which is the same as or higher than that in effect as of immediately prior to the Closing Date, will not receive a severance payment.

7. In the case of the Qualifying Termination of a Participant who has an agreement with the Company entered into prior to January 10, 2005 ("Pre-Existing Agreement") which provides for severance pay in the case of involuntary termination of the Participant's employment without cause or a constructive termination of the Participant's employment for good reason, that Participant shall receive (i) as severance pay an amount which is the greater of the severance payments provided for by this Severance Plan and the Pre-Existing Agreement, and (ii)

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   such other benefits or payments, if any, provided for in the Pre-Existing
   Agreement. Except as set forth herein, any Pre-Existing Agreement shall continue in full force and effect.

8. Any dispute or controversy arising under or in connection with this Severance Program shall be settled exclusively by arbitration in Seattle, Washington. Judgment may be entered on the arbitrator's award in any jurisdiction.

9. This Severance Plan shall be governed by and construed in accordance with the laws of the state of Washington.

10. This Severance Plan shall be administered by John Stanton or his designee (the "Administrator"), who shall have discretionary authority with respect to the interpretation and application of the Severance Plan. The decision of the Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties. The Administrator shall be indemnified for all good faith actions taken in connection with the Severance Plan, to the fullest extent permitted by applicable law.

11. For purposes of this Severance Plan, employment by the Company shall include employment by the subsidiaries and affiliates of the Company, including, following the Closing Date, ALLTEL Corporation and its subsidiaries.

12. This Severance Plan shall be binding upon any successor of the Company, including, following the Closing Date, ALLTEL Corporation and its subsidiaries.

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